UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 28, 2015 (April 28, 2015)

USG Corporation

(Exact name of registrant as specified in its charter) Commission File Number: 1-8864
Delaware	36-3329400
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)
550 West Adams Street, Chicago, Illinois	60661-3676
(Address of principal executive offices)	(Zip Code)
(312) 436-4000
Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

□  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
□ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
□ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
□ Pre-commencement communications pursuant to Rule 13c-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

As previously disclosed, Gypsum Transportation Limited (“GTL”), a subsidiary of USG Corporation (“USG” or the “Company”), entered into two memorandums of agreement for the sale of the two self-unloading ocean vessels owned by GTL for a total sales price of $42 million.

On April 28, 2015, GTL completed the sale of these two vessels. In connection with these sales, GTL repaid the outstanding loan balance of $18 million under GTL’s secured loan facility agreement with DVB Bank SE, and paid applicable selling costs. As disclosed in USG’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2015, GTL previously accrued for a termination fee relating to the cancellation of the lease for a third self-unloading ocean vessel and will also incur charges to wind up its operations. Accordingly, after all the anticipated transactions are consummated, USG expects a net cash inflow of $10 million to $13 million.

Cautionary Statement Regarding Forward-Looking Statements

This Current Report on Form 8-K contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 related expectations about future conditions. These forward-looking statements include, among others, expectations about the net cash inflow to be received by the Company upon consummation of all transactions mentioned in this For 8-K. These forward-looking statements may be identified by the use of words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “forecast,” “goal,” “intend,” “may,” “objective,” “plan,” “potential,” “predict,” “projection,” “should,” “will” or other similar words, or the negative of these terms. There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements made herein. These risks and uncertainties are discussed in more detail under the heading “Risk Factors” in the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2014 and in the other documents and reports filed by the Company with the SEC. Investors and security holders are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. The Company has no obligation and makes no undertaking to update or revise any forward-looking information.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

USG CORPORATION
Registrant

Date: April 28, 2015	By:	/s/ Matthew F. Hilzinger
Matthew F. Hilzinger,
Executive Vice President
and Chief Financial Officer